UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 16, 2004

Date of report (Date of earliest event reported)

Gramercy Capital Corp.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-32248	06-1722127
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

420 Lexington Avenue New York, New York	10170
(Address of Principal Executive Offices)	(Zip Code)

(212) 297-1000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing of obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On December 16, 2004, Gramercy Capital Corp. (“Gramercy”) originated subordinated participation interests totaling $35.0 million in a $145.0 million loan secured by a first mortgage against a 296,235 net rentable square foot, Class A office building in Washington, DC.   The investments are senior to a $25 million mezzanine loan separately acquired by a third party.  The investments have an initial maturity of 23 months and bear interest at a weighted average spread over LIBOR of 500 basis points.

Item 2.04.  Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On December 17, 2004, Gramercy exercised its option to increase by $100 million to $350 million the commitment amount of a repurchase agreement previously entered into with Wachovia Capital Markets, LLC.  On August 31, 2004, Gramercy closed three credit facilities with Wachovia Capital Markets, LLC or one or more of its affiliates. The credit facility pursuant to which Gramercy exercised its upsize option had an initial commitment amount of $250 million, an initial term of three years, and one 12-month extension option. The facility bears interest at varying spreads to LIBOR and an advance rate that varies based upon the collateral pledged. This facility provides for a mark-to-market provision by the counterparty.  To effect the increase in the commitment amount, Gramercy entered into an amended credit facility with Wachovia Capital Markets, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 22, 2004

By:	/s/ Robert R. Foley
Name: Robert R. Foley
Title: Chief Financial Officer